Exhibit 10.6

Armada Acquisition Corp. III

1760 Market Street, Suite 602

Philadelphia, Pennsylvania 19103

February 17, 2026

Armada Sponsor III LLC

2005 Market Street, Suite 3120

Philadelphia, PA 19103

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering of the securities (the “IPO”) of Armada Acquisition Corp. III (the “Company”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination or (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Armada Sponsor III LLC (the “Sponsor”) shall make available to the Company certain office space, utilities and secretarial support as may be required by the Company from time to time, situated at 1760 Market Street, Suite 602, Philadelphia, PA 19103 (or any successor location). In exchange therefore, the Company shall pay the Sponsor the sum of $19,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date. The Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the IPO (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

[Signature Page Follows]

Very truly yours, Armada Acquisition Corp. III

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	Chief Executive Officer and Chairman

AGREED TO AND ACCEPTED BY:

Armada Sponsor III LLC

By:	/s/ Douglas M. Lurio
Name:	Douglas M. Lurio
Title:	Managing Member

[Signature Page to Administrative Services Agreement]